EXHIBIT 11
                             MEASUREX CORPORATION

                      COMPUTATION OF NET INCOME PER SHARE
                                  (Unaudited)
                       ---------------------------------
              (Dollar amounts in thousands except per share data)

                                                     Three Months Ended
                                                  ------------------------
                                                    March 5,   February 27,
                                                      1995         1994
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
Primary:

  Average shares outstanding                         16,818       17,885

  Net effect of dilutive stock options
   based on the treasury stock method
   using average market price                           513          265
                                                    -------      -------

  Average common and common
   equivalent shares outstanding                     17,331       18,150
                                                    =======      =======

  Income before cumulative effect of
   accounting change                                $ 3,481      $ 2,188
                                                    =======      =======
 Net income                                         $ 3,481      $ 2,712
                                                    =======      =======

  Income per share before cumulative effect
   of accounting change                             $   .20      $   .12
                                                    =======      =======
  Net income per share                              $   .20      $   .15
                                                    =======      =======

Fully diluted:  (Note A)

  Average shares outstanding                         16,818       17,885

  Net effect of dilutive stock options
   based on the treasury stock method
   using quarter-end market price or
   average market price when greater
   than quarter-end price                               620          278
                                                    -------      -------

  Average common and common
   equivalent shares outstanding                     17,438       18,163
                                                    =======      =======

  Income before cumulative effect of
  accounting change                                 $ 3,481      $ 2,188
                                                    =======      =======

  Net income                                        $ 3,481      $ 2,712
                                                    =======      =======

  Income per share before cumulative effect
   of accounting change                             $   .20      $   .12
                                                    =======      =======

  Net income per share                              $   .20      $   .15
                                                    =======      =======



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 Note A:  Fully diluted earnings per share have been calculated in accordance with Accounting Principles Board Opinion No. 15, "Earnings Per Share".